CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GLOWPOINT, INC.

Glowpoint, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Glowpoint, Inc.

SECOND: The original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on November 4, 1996. The Certificate of Incorporation was amended by that certain Agreement and Plan of Merger dated as of November 27, 1996 and Certificate of Amendment filed with the Delaware Secretary on May 18, 2000, and subsequently amended and restated in its entirety by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on May 18, 2000 (such certificate, the “A&R Certificate of Incorporation”). The A&R Certificate of Incorporation was subsequently amended by the Certificate of Amendment, filed with the Delaware Secretary on May 18, 2000, Certificate of Amendment, filed with the Delaware Secretary on June 22, 2001, Certificate of Amendment, filed with the Delaware Secretary on September 24, 2003, Certificate of Amendment, filed with the Delaware Secretary on August 22, 2007, Certificate of Amendment, filed with the Delaware Secretary on June 2, 2009, and Certificate of Amendment, filed with the Delaware Secretary on January 10, 2011 (the A&R Certificate of Incorporation, as amended to date, the “Amended Certificate”).

THIRD: That at a meeting of the Board of Directors of the Corporation duly called and held on March 8, 2019, resolutions were duly adopted setting forth a proposed amendment (the “Amendment”) of the Amended Certificate of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended & Restated Certificate of Incorporation of the Corporation be amended by changing Article IV thereof to insert the following language at the end of such Article:

“Upon the filing and effectiveness (the “Effective Time”), pursuant to the Delaware General Corporation Law, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) fully paid and nonassessable share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional share of Common Stock to which a stockholder would otherwise be entitled in connection with the Reverse Stock Split (taking into consideration all shares of Common Stock owned by such stockholder), the Corporation will issue that number of shares of Common Stock resulting from the Reverse Stock Split as rounded up to the nearest whole share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The par value per share of the Corporation’s capital stock and the total number of shares of all classes of capital stock that the Corporation is authorized to issue pursuant to this Article IV shall, in each case, not be affected by the Reverse Stock Split.

No other change to the Certificate of Incorporation is hereby made, including, without limitation, any other change to Article IV.

FOURTH: That, pursuant to a majority action by the Corporation’s Shareholders in accordance with Section 228 of the DGCL, the holders of the necessary number of shares of the Corporation’s outstanding capital stock as required by statute approved the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH: This Certificate of Amendment shall be effective as of April 17, 2019 at 5:00 P.M. Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 17th day of April, 2019.

/s/ David Clark
Name: David Clark
Title: Authorized Officer